Exhibit 99.3

CDRR Investors, Inc.

CDRR INVESTORS, INC.

Consolidated Balance Sheet

(unaudited)

June 30, 2015
( in thousands)
Assets
Current assets:
Cash	$23,102
Accounts receivable, trade, less allowance for doubtful accounts of $8,221 and $7,731	182,113
Inventories, net	192,738
Deferred income taxes	1,177
Prepaid expenses and other current assets	1,145
Total current assets	400,275

Property and equipment, net of accumulated depreciation	44,920

Other assets:
Intangible assets, net of accumulated amortization	136,613
Goodwill	336,247
Other	20,554
Total other assets	493,414
Total assets	$938,609

Liabilities and equity
Current liabilities:
Accounts payable, trade	$168,224
Accrued expenses	35,827
Current maturities of term loan	3,150
Current maturities of capital lease obligations	4,113
Short-term note payable	122
Total current liabilities	211,436

Long-term liabilities:
Line of credit	85,000
Term loan, less current maturities	301,598
Senior debt	200,000
Capital lease obligations, less current maturities	22,049
Deferred income tax liability	32,460
Total long-term liabilities	641,107
Total liabilities	852,543

Commitments and contingencies (Note 11)

Equity:
Common stock, $0.01 par value, 40,000 shares authorized 21,950 and 21,921 issued and outstanding, respectively	223
Additional paid in capital	231,106
Treasury stock, 175 and 140 shares held, respectively	(1,754)
Accumulated deficit	(144,039)
Non-controlling interests	530
Total equity	86,066
Total liabilities and equity	$938,609

The accompanying notes are an integral part of these consolidated financial statements.

CDRR INVESTORS, INC.

Consolidated Statements of Operations

(unaudited; in thousands, except share and per share amounts)

	Six months ended June 30,
	2015	2014
	(In thousands)

Sales, net	$567,823	$497,840
Cost of sales	444,554	381,439
Gross profit	123,269	116,401

Operating expenses:
Distribution costs	21,387	21,233
General and administrative expenses	73,018	68,884
Depreciation and amortization	21,494	24,073
Total operating expenses	115,899	114,190
Income from operations	7,370	2,211

Other (expense) income:
Interest expense	(21,776)	(21,654)
Interest income	641	445
Other	932	40
Total other expense, net	(20,203)	(21,169)

Income (loss) before income taxes	(12,833)	(18,958)
Income tax expense	8,156	3,942
Net income (loss)	(20,989)	(22,900)

Net income attributable to non-controlling interests	95	42
Net income (loss) attributable to controlling member's interest	$(21,084)	$(22,942)

The accompanying notes are an integral part of these consolidated financial statements.

CDRR INVESTORS, INC.

Consolidated Statements of Stockholders’ Equity

(unaudited; in thousands)

	Common Stock	Add'l Paid In Capital	Treasury Stock	Accumulated Deficit	Non-controlling Interests	Total Equity
Balance at December 31, 2014	$222	$229,444	$(1,395)	$(122,955)	$535	$105,851
Common stock issued	1	649	-	-	-	650
Treasury stock purchased	-	-	(359)	-	-	(359)
Distributions to non-controlling interests	-	-	-	-	(65)	(65)
Purchase of non-controlling interests	-	(235)	-	-	(35)	(270)
Stock-based compensation	-	1,248	-	-	-	1,248
Net (loss) income	-	-	-	(21,084)	95	(20,989)
Balance at June 30, 2015	$223	$231,106	$(1,754)	$(144,039)	$530	$86,066

	Common Stock	Add'l Paid In Capital	Treasury Stock	Accumulated Deficit	Non-controlling Interests	Total Equity
Balance at December 31, 2013	$221	$226,754	$(100)	$(89,518)	$473	$137,830
Common stock issued	-	500	-	-	-	500
Treasury stock purchased	-	-	(1,120)	-	-	(1,120)
Distributions to non-controlling interests	-	-	-	-	(36)	(36)
Purchase of non-controlling interests	-	(320)	-	-	(30)	(350)
Stock-based compensation	-	1,511	-	-	-	1,511
Net (loss) income	-	-	-	(22,942)	42	(22,900)
Balance at June 30, 2014	$221	$228,445	$(1,220)	$(112,460)	$449	$115,435

The accompanying notes are an integral part of these consolidated financial statements.

CDRR INVESTORS, INC.

Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Six Months Ended June 30,
	2015	2014

Operating activities:
Net loss, including non-controlling interests	$(20,989)	$(22,900)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	24,263	26,859
Provision for doubtful accounts	1,142	1,342
Deferred income taxes	8,014	3,805
Stock-based compensation expense	1,248	1,511
Gain on sale of property and equipment	(624)	(18)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, trade	(52,707)	(50,883)
Inventories	(86,986)	(100,543)
Prepaid expenses and other current assets	61	684
Other long-term assets	280	(132)
Accounts payable, trade	99,937	67,103
Accrued expenses	(1,039)	(2,438)
Net cash flows provided by (used in) operating activities	(27,400)	(75,610)

Investing activities:
Payments for business acquisitions	-	-
Adjustments to purchase price for business combinations	-	-
Proceeds from sale of property and equipment	679	105
Purchase of non-controlling interest	(270)	(350)
Purchases of property and equipment	(4,719)	(7,169)
Net cash flows used in investing activities	(4,310)	(7,414)

Financing activities:
Proceeds from line of credit, net	49,300	91,400
Payments of long-term debt	(1,575)	(1,575)
Payments of short-term note	(285)	(1,145)
Principal payments of capital lease obligations	(1,809)	(1,078)
Common stock issued	650	500
Treasury stock purchase	(359)	(1,120)
Distributions to non-controlling interests	(65)	(36)
Debt issuance costs paid	(188)	-
Net cash flows provided by financing activities	45,669	86,946

Net increase in cash	13,959	3,922
Cash, beginning of period	9,143	6,125
Cash, end of period	$23,102	$10,047

Supplemental cash flow information:
Noncash investing activities:
Noncash purchases of property and equipment	$8,101	$563
Noncash financing activities:
Issuance of short-term debt	$-	$-
Federal income tax refund	$-	$-
State income taxes paid	$279	$252
Interest paid	$18,964	$18,828

The accompanying notes are an integral part of these consolidated financial statements.

CDRR Inventors, Inc.
Notes to Consolidated Financial Statements

(unaudited; in thousands, except share and per share amounts)

1. The Company

Description of Business and Organization

The Company conducts no independent business operations, but acts as the legal entity which indirectly holds all of the ownership equity in Roofing Supply Group, LLC (the Operating Company). The Operating Company was formed on July 3, 2006, to acquire the majority interests of 36 entities that were affiliated through common ownership and collectively referred to as the Roofing Supply Group (RSG). The Operating Company was formerly a wholly owned subsidiary of Roofing Supply Group Holdings, Inc. On May 31, 2012, Roofing Supply Group Holdings, Inc. was acquired by CDRR Holding, Inc. (the Parent of Operating Company), which is a wholly owned subsidiary of the Company. A majority of the non-controlling interests in the RSG affiliated entities were purchased in this transaction.

On April 18, 2012, Roofing Supply Group Holdings, Inc. entered into an Agreement and Plan of Merger with CDRR Holding, Inc. and CDRR MS, Inc., a wholly owned acquisition subsidiary, to sell its shares to CDRR MS, Inc. (CDRR Acquisition). On May 31, 2012, the effective date of the CDRR Acquisition, CDRR MS, Inc. acquired 100% of Roofing Supply Group Holdings, Inc.’s outstanding common stock. As part of the transaction, CDRR MS, Inc. and Roofing Supply Group Holdings, Inc. were merged into the Operating Company, which continues as the surviving operating entity.

Through its various operating subsidiaries, the Company, based in Dallas, Texas, is one of the largest wholesale distributors of roofing supplies and related building materials in the United States. Through its network of more than 80 branches located throughout the United States, the Company primarily provides one-step distribution services from the roofing product manufacturers to roofing contractors, home builders, retailers and other end users.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements were prepared using accounting principles generally accepted in the United States (“GAAP”) for interim financial information and include the accounts of the Company and its wholly owned and majority-owned subsidiaries. The non-controlling interest’s share in the equity of the minority-owned subsidiaries is presented as a separate component of equity in the consolidated balance sheets and consolidated statements of equity, and the net income attributable to the non-controlling interest is presented in the consolidated statements of operations. All material adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results for the interim periods have been reflected. Certain footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been appropriately condensed or omitted. Therefore, these interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2014.

Unless otherwise indicated, references in the report to “we,” “us,” or “our” refer to CDRR Investors, Inc. and its subsidiaries, taken as a whole.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires us to use our judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the consolidated financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates under different assumptions or conditions.

Other Comprehensive Income

The Company does not have components of Other Comprehensive Income; therefore, Net Income is equal to Comprehensive Income.

Cash

As of June 30, 2015 and December 31, 2014, cash consists of cash held at financial institutions.

Inventories and Rebates

Inventories, consisting substantially of finished purchased roofing products, are valued at the lower of cost or market. Cost is determined using the moving weighted-average cost method. All inventories are purchased and sold as finished goods.

The Company’s arrangements with vendors typically provide for monthly, quarterly, and/or annual rebates of a specified amount of consideration payable when a number of measures have been achieved, generally related to a specified cumulative level of calendar-year purchases. The Company accounts for such rebates as a reduction of the costs of the vendor’s inventory until the product is sold, at which time such rebates reduce cost of sales in the consolidated statement of operations. Throughout the year, the Company estimates the amount of rebates based upon the

2. Summary of Significant Accounting Policies (continued)

expected level of purchases. The Company continually revises these estimates to reflect actual rebates earned based on actual purchase levels. Amounts due from vendors under these arrangements as of June 30, 2015 and December 31, 2014, are $ 43.2 million and $30.1 million, respectively, and are included in “Accounts payable, trade” in the consolidated balance sheets.

Accounts Receivable, Trade

The Company’s accounts receivable are principally from customers in the building industry located in the United States. The Company performs continuing credit evaluations of its customers’ financial condition and generally does not require collateral. We review accounts receivable on a quarterly basis to determine if any accounts will potentially be uncollectible. The Company includes any such uncollectible accounts, along with a general reserve, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance for doubtful accounts. Based upon the information available, management believes the allowance for doubtful accounts as of June 30, 2015 and December 31, 2014, is adequate. However, actual write-offs might exceed the recorded allowance. The Company had no significant concentrations of credit risk.

Property and Equipment

Property and equipment acquired in connection with the acquisitions of RSG and other acquisitions are recorded at fair value as of the date of acquisition and depreciated using the straight-line method over the remaining lives. All other additions are recorded at cost, and depreciation is computed using the straight-line method over the estimated useful lives. The following is a summary of the estimated useful lives:

Assets	Estimated Useful Lives

Machinery and equipment	5 to 7 years
Vehicles	5 to 8 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the lease term or 5 years

Expenditures for major renewals and betterments that extend the useful life of property and equipment are capitalized. Expenditures for maintenance are charged to expense as incurred.

Assets under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Depreciation expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease.

2. Summary of Significant Accounting Policies (continued)

Goodwill and Intangible Assets

Our goodwill and intangible assets have resulted from acquisitions. Upon acquisition, the purchase price is first allocated to identifiable, assets and liabilities, including non-compete agreements, customer-related intangible assets, and trademarks, with the remaining purchase price recorded as goodwill. Goodwill and trademarks with indefinite lives are not amortized.

A trademark is determined to have an indefinite life if it has a history of strong sales and cash flow performance that we expect to continue for the foreseeable future. If these perpetual trademark criteria are not met, the trademarks are amortized over their expected useful lives. Determining the expected life of a trademark is based on a number of factors, including the competitive environment, trademark history, and anticipated future trademark support.

Non-compete agreements are generally amortized on a straight-line basis over the terms of the associated contractual agreements. Customer relationships are amortized on an accelerated basis based on the expected cash flows generated by the existing customers, generally eight years. The predecessor periods also include finite-lived trade names and supplier relationships, which were amortized over three to ten years.

Impairment of Long-Lived Assets

In accordance with accounting standards related to goodwill and other intangible assets, we do not amortize goodwill and other intangible assets determined to have indefinite useful lives. Instead, we conduct impairment tests on our goodwill and indefinite-lived trademarks annually as of September 30.

The goodwill impairment test is a two-step process with step one requiring the comparison of the reporting unit’s estimated fair value with the carrying amount of its net assets. If necessary, step two of the impairment test determines the amount of goodwill impairment to be recorded when the reporting unit’s recorded net assets exceed its fair value. The Company has a single reporting unit. The estimates and judgments that most significantly affect the fair value calculations are assumptions, consisting of Level 3 inputs, related to revenue growth and anticipated gross margin improvements. We did not recognize any impairment charges related to goodwill during the first six months of 2015 or the year ended December 31, 2014.

2. Summary of Significant Accounting Policies (continued)

Similarly, the indefinite-lived impairment test requires the comparison of estimated fair value of the Company’s indefinite-lived intangible assets with the carrying amount. The estimates and judgments that most significantly affect the fair value calculation of the indefinite-lived impairment test (Level 3 inputs) relate to assumed future revenue growth and estimated royalty rates. We did not recognize any impairment charges related to indefinite-lived intangibles during the six months ended June 30, 2015 or the years ended December 31, 2015.

Long-lived assets, including property, plant, and equipment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no indicators of impairment of long-lived assets identified during the six months ended June 30, 2015 or the year ended December 31, 2014.

Revenue Recognition

The Company generally recognizes revenue upon delivery of the product and transfer of title to the customer, which typically occurs upon pick up at the Company’s branch locations or upon delivery to the customer’s site.

Stock-Based Compensation

The Company provides for stock-based compensation expense in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC ) 718, Compensation-Stock Compensation. Accordingly, the Company is required to determine costs of employee share-based payments at the fair value on the awards’ grant date and recognize such costs over the requisite service period. The Company recognizes share-based compensation ratably using the straight-line method over the vesting period. In addition, pursuant to ASC 718, the Company is required to estimate the amount of expected forfeitures when calculating share-based compensation. We estimate forfeitures at the date of grant based on our historical experience and future expectations.

2. Summary of Significant Accounting Policies (continued)

Income Taxes

Taxable income (loss) of the Operating Company is included in the consolidated federal tax return filed by Roofing Supply Group Holdings, Inc., prior to the acquisition and merger, and by the Company, subsequent to the acquisition and merger, in accordance with the Operating Company’s ownership percentage of its subsidiaries. Deferred income taxes result from temporary differences between the financial statement and income tax basis of investment in subsidiaries for certain subsidiaries and assets and liabilities for other subsidiaries. The Operating Company adjusts the deferred tax asset valuation allowance based on judgments of future realization of the deferred tax assets supported by demonstrated trends in its operating results.

Shipping and Handling Fees

Our shipping and handling costs are included in operating expenses, which consists primarily of those costs associated with moving inventory from our branch locations to our customers, including product loading and handling at the company’s facilities.

3. Subsequent Events

Management of the Company evaluated subsequent events through September 9, 2015, which is the date the reviewed consolidated financial statements were available to be issued.

On July 27, 2015, Roofing Supply Group, LLC announced that it entered into a definitive merger agreement to be acquired by Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon”), the largest publicly-traded distributor of residential and commercial roofing materials and complementary building products in the United States, in a cash and stock transaction valued at approximately $1.1 billion. Under the terms of the agreement, shareholders of the Company’s parent, CDRR Investors, Inc., will receive approximately $286 million in cash and a specific quantity of Beacon common stock that had a value of $286 million in the days immediately preceding the signing of the transaction on July 27. The transaction is targeted to close on October 1, 2015. Notification of early termination of the HSR premerger notification period was received on August 7, 2015, indicating that the transaction will not be blocked by the United States Department of Justice. Additional details related to the transaction, including a copy of the Merger Agreement, can be found on Beacon’s website, www.beaconroofingsupply.com, under its Investors/SEC Filings section, in its 8K Current Report filed with the SEC on July 27, 2015.

4. Property and Equipment, net

Property and equipment consisted of the following:

	June 30, 2015		December 31, 2014
	Owned assets	Assets under capital lease	Owned assets	Assets under capital lease
	(In thousands)		(In thousands)

Machinery and equipment	$12,676	$3,426	$9,517	$3,009
Vehicles	16,048	27,566	14,210	22,277
Furniture and equipment	6,862	–	6,367	–
Leasehold improvements	5,496	–	4,235	–
	41,082	30,992	34,329	25,287
Less: accumulated depreciation	(16,216)	(10,937)	(12,848)	(8,376)
	$24,865	$20,055	$21,482	$16,911

Depreciation expense, including depreciation of assets under capital lease, for six months ended June 30, 2015 and 2014 was $6.2 million and $4.6 million respectively.

At June 30, 2015 and December 31, 2014, assets under capital lease had a net book value of approximately $20.1 million and $16.9 million, respectively.

5. Goodwill and Intangibles

Intangibles at June 30, 2015 and December 31, 2014 consisted of the following:

	June 30, 2015			December 31, 2014
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
	(In thousands)
Intangible assets with indefinite lives:
Trademarks	$51,335	$–	$51,335	$51,335	$–	$51,335
Intangible assets with finite lives:
Customer relationships and other	217,862	(132,584)	85,278	217,862	(117,327)	100,535
Total	$269,197	$(132,584)	$136,613	$269,197	$(117,327)	$151,870

5. Goodwill and Intangibles (continued)

Amortization expense related to intangible assets amounted to approximately $15.3 million for the six month period ended June 30, 2015 and $19.4 million in the same period of 2014. Estimated future annual amortization amounts for the above amortizable intangible assets as of June 30, 2015, are as follows:

Amortization Expense
(In thousands)
For the year ending December 31:
2015	$30,447
2016	23,523
2017	18,017
2018	13,979
2019	10,830
Thereafter	3,739
$100,535

We did not recognize any impairment charges related to indefinite-lived intangibles during the six month periods ended June 30, 2015 and June 30, 2014.

6. Accrued Expenses

Accrued expenses consisted of the following:

	June 30, 2015	December 31, 2014
	(In thousands)

Sales tax	$8,397	$5,136
Wages and salaries	12,141	13,813
Insurance	2,971	2,994
Property and other taxes	1,313	1,340
Customer incentives	5,398	7,227
Interest	3,399	3,357
Other	2,208	2,999
	$35,827	$36,866

7. Financing Arrangements

As a result of the CDRR acquisition, on May 31, 2012, we entered into a seven-year $290 million senior secured credit facility (Senior Credit Facility), a five-year $175 million asset-based revolving line of credit facility (ABL Credit Facility), and issued $200 million senior unsecured notes (Notes). The proceeds from the term loan issued under the Senior Credit Facility (Term Loan) and Notes issued were used to finance the acquisition and extinguish predecessor debt.

On October 17, 2012, the Senior Credit Facility was amended to $315 million and on June 1, 2015 the ABL Credit Facility was amended to $250 million.

The Company incurred financing costs for the issuance and amendments totaling approximately $34.6 million. The amendment of the Senior Credit Facility on October 17, 2012 and the amendment of the ABL Credit Facility on June 1, 2015, were treated as debt modifications.

The Senior Credit Facility expires May 31, 2019, and the $315 million Term Loan issued is guaranteed unconditionally, jointly, and severally by the Parent Company, on a senior basis and is collateralized by a lien on substantially all assets of the Company, the Parent Company, and its domestic subsidiaries. The Senior Credit Facility agreement contains an accordion provision that provides for incremental loans up to a maximum of $75 million. The Company is required to make principal payments of approximately $0.8 million a quarter, and is required to prepay the Term Loan subject to the Company’s excess cash flow based upon fiscal year-end results starting December 31, 2013. Voluntary prepayments of borrowings are permitted at any time, subject to a minimum principal amount requirement. At the Company’s election, the Term Loan bears interest at the alternative base rate (the ABR) plus an applicable margin of 2.75%, whereas the ABR is the higher of the i) prime rate, ii) federal funds effective rate plus 0.50%, iii) adjusted LIBOR plus 1.00%, or iv) 2.25% (ABR Loans), or LIBOR, subject to a floor of 1.25%, plus an applicable margin of 3.75% (Eurodollar Loans). The terms of the Senior Credit Facility include operating and financial restrictive covenants, including, among others, limitations on the Company’s ability to incur indebtedness, pay dividends, make investments, create liens, sell assets and subsidiary stock, engage in mergers, consolidations, transfer assets, or change of control, or enter into different lines of business not reasonably related to current line of business, and the Company is required to comply with a total leverage ratio and excess cash flow calculations, as defined by the agreement.

At June 30, 2015 and at December 31, 2014, the Term Loan balance was $304.7 million and $306.1 million, respectively, net of unamortized portion of the original issue debt discount of $1.6 million and $1.8 million, respectively.

7. Financing Arrangements (continued)

The ABL Credit Facility provides a line of credit up to a maximum of $175 million and terminates on May 31, 2017. The ABL Credit Facility provides for revolving loans (Revolving Loans), swingline loans (Swingline Loans), and letters of credit (Letters of Credit). The ABL Credit Facility agreement contains an accordion provision that provides for a $75 million increase in the facility, which was exercised on June 1, 2015. The amount of availability is determined based upon advance rates applied to eligible accounts receivable and eligible inventory less outstanding borrowings under the ABL Credit Facility. As of June 30, 2015, based on the May 31, 2015 calculation submitted to the lending institution, the Company’s borrowing base available under the ABL Credit Facility was $233.6 million, reduced by outstanding loans of $85.0 million and $5.7 million in Letters of Credit, for net availability of $142.9 million. As of June 30, 2014, based on the May 31, 2014 calculation submitted to the lending institution, the Company’s borrowing base available under the ABL Credit Facility was $175.0 million, reduced by outstanding loans of $91.4 million and $6.0 million in Letters of Credit, for net availability of $77.6 million. As of December 31, 2014, based on the November 30, 2014, calculation submitted to the lending institution, the Company’s borrowing base available under the ABL Credit Facility was $175.0 million, reduced by outstanding loans of $35.7 million and $5.7 million in Letters of Credit, for net availability of $133.6 million. Extensions of credit under the ABL Credit Facility are guaranteed unconditionally, jointly, and severally by the Parent Company, on a senior basis and are collateralized by a lien on substantially all assets of the Company, the Parent Company, and its domestic subsidiaries. Accounts receivable, cash, and inventory are deemed priority collateral with regard to the Company’s Term Loan. At the Company’s election, loans bear interest at the alternative base rate or LIBOR, plus an applicable margin. The alternative base rate is the higher of the i) prime rate, ii) federal funds effective rate plus 0.500%, or iii) adjusted LIBOR plus 1.000%. The applicable margin is determined by average excess availability and ranges from 0.750% to 1.250% for alternative base rate, and from 1.750% to 2.250% when LIBOR is elected. The Revolving Loans are subject to a commitment fee ranging from 0.250% to 0.375%. The rate is determined based upon average daily usage of the credit line and is applied to unused credit line amounts. Letters of Credit are subject to a 2.000% fee based upon the daily amount outstanding. The terms of the ABL Credit Facility include operating and financial restrictive covenants, including, among others, limitations on the Company’s ability to incur indebtedness, pay dividends, make investments, create liens, sell assets, and subsidiary stock, engage in mergers, consolidations, transfer assets, or change of control, or enter into different lines of business not reasonably related to current line of business, and the Company is required to comply with a consolidated fixed charge coverage ratio and borrowing base calculations, as defined by the agreement. As of June 30, 2015 and 2014, and December 31, 2014 outstanding loans under the ABL Credit Facility totaled $85.0 million, $91.4 million, and $35.7 million, respectively.

The Company issued senior notes totaling $200 million in connection with its acquisition. The notes bear interest at 10.0% and mature June 1, 2020. Interest on the notes is payable semi-annually on June 1 and December 1 of each year, beginning December 1, 2012. The notes are unsecured and guaranteed by each of our domestic subsidiaries. The agreement provides for certain covenants including, among others, certain restrictions on additional indebtedness and dividends, all as defined by the agreement. The Company, at any time prior to June 1, 2015, can redeem up to 35.0% of the notes at a redemption price of 110.0% plus accrued interest. Thereafter, the Company can redeem all or part of the notes at the following redemption prices: 2015, 107.5%; 2016, 105.0%; 2017, 102.5%; and 2018 and thereafter, 100.0%.

At June 30, 2015 and December 31, 2014, the Company was in compliance with the covenants and terms of the financing agreements in effect.

7. Financing Arrangements (continued)

The Company had standby letters of credit outstanding at June 30, 2015 and December 31, 2014 totaling $5.7 million and $5.7 million, respectively, substantially all of which are a part of its general insurance program for the benefit of our insurance underwriters. These letters of credit have expiration dates in 2015, with one-year auto renewal clauses.

Scheduled maturities, excluding capital lease obligations under the agreements, are as follows:

Amount
(In thousands)
For the year ended December 31:
2015	$1,575
2016	3,150
2017	3,150
2018	3,150
2019	295,312
Thereafter	200,000
506,337
Less unamortized original issue discount	(1,589)
$504,748

The $34.6 million in financing costs related to the Senior Credit Facility, ABL Credit Facility, and Notes are deferred and recorded as interest expense over the terms of the related debt agreements ranging up to eight years. Total deferred financing costs, net of accumulated amortization, included in other assets in the accompanying consolidated balance sheets were $ $18.9 million and $21.3 million as of June 30, 2015 and December 31, 2014, respectively.

8. Fair Value of Financial Instruments

Interest expense related to these deferred financing costs was $2.8 million for the six months ended June 30, 2015 and 2014, and $5.6 million for the year ended December 31, 2014.

FASB ASC 825-10-50 "Financial Instruments - Fair Value of Financial Instruments" (ASC 825-10-50), requires the Company to disclose the estimated fair values of its financial instruments. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2014 and 2013. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The Company's financial instruments consist mainly of cash, accounts receivable, accounts payable, and borrowings under the Company's revolving line of credit and long-term debt. The carrying value for cash, accounts receivable, accounts payable, and revolving line of credit borrowings approximates their fair value, principally due to the short-term maturities of these instruments.

8. Fair Value of Financial Instruments (continued)

The fair value of our Notes and Term Loan was determined based on quoted market prices. The following table presents the carrying value and fair value of our Notes and Term Loan:

	June 30, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)

Notes	$200,000	$204,500	$200,000	$198,500
Term Loan	304,748	306,338	306,113	302,139
ABL Outstanding Loans	85,000	85,000	35,700	35,700

As of June 30, 2015 and December 31, 2014 the carrying value and fair value of outstanding loans under the ABL Credit Facility totaled $85.0 million and $35.7 million.

9. Stock Option Plan

With the acquisition of the Company in 2012, the Company adopted the CDRR Investors, Inc. Stock Incentive Plan (the CDRR Plan) which allowed for the granting of options to purchase up to 3,149,664 shares of CDRR Investors, Inc. common stock in the form of stock options or stock awards to key employees and members of the Board of Directors. With respect to the options granted to employees, the options have a ten-year term with vesting at the rate of 20% per year. With respect to options granted to Directors, the options have a ten-year term and are fully vested on the date of grant.

At June 30, 2015, and December 31, 2014, the fair value of shares vested was $5.6 million and $4.5 million, respectively. The weighted-average grant date fair value of stock options granted during the six months ended June 30, 2015 was $8.09 and $8.10 for the year ended December 31, 2014, based on the Black-Scholes option valuation model.

Activity relating to stock option issuance under the stock option plan is as follows:

	Shares	Weighted average exercise price	Weighted average remaining contractual life

Balance, December 31, 2013	2,003,750	$10	9.2
Options granted	338,500	10	–
Options exercised	–	–	–
Options forfeited/expired	393,400	10	–
Balance, December 31, 2014	1,948,850	10	8.5
Options granted	165,500	10	–
Options exercised	–	–	–
Options forfeited/expired	208,600	10	–
Balance, June 30, 2015	1,905,750	$10	8.2
Exercisable at June 30, 2015	700,150	$10	7.7

Compensation cost arising from stock options granted to employees and non-employee directors is recognized as expense using the straight-line method over the vesting period. As of June 30, 2015 and December 31, 2014, there was $8.8 million and $9.6 million, respectively, of total unrecognized compensation cost related to stock options. That cost is expected to be recognized on a straight-line basis over the remaining service period. The Company recorded stock-based compensation expense of approximately $1.3 million in the first half of 2015 and $1.5 million in the same period of 2014.

9. Stock Option Plan (continued)

The Black-Scholes option valuation model was developed for use in estimating the fair market value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models, including Black-Scholes, require the input of highly subjective assumptions, including the expected stock price volatility. The fair value of each option granted during 2015 and 2014, was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

	2015	2014

Dividend yield	0%	0%
Expected lives of options (years)	6.50	6.50
Risk-free interest rate	1.73 – 2.20%	1.96 – 2.20%
Expected volatility	100.00%	100.00%

Expected lives of the options granted and expected volatilities are based on the expected lives and historical volatilities of an industry peer group’s stock.

10. Income Taxes

The Company recorded tax expense of $8.2 million and $3.9 million on pre-tax losses of $12.8 million and $19.0 million for the six months ended June 30, 2015 and June 30, 2014, respectively. In accordance with ASC 740-270, “Interim Reporting”, the Company estimates an annual effective tax rate (“AETR”) based on projected results for the year and applies this rate to pre-tax income or loss to calculate income tax expense or benefit. The Company estimates operating losses, but incurs tax expense related to valuation allowances against its net deferred tax assets. For income tax purposes, the Company amortizes certain intangible assets with an indefinite life for book purposes. The incremental amortization deductions for income tax purposes result in an increase in certain deferred tax liabilities that cannot be used as a source of future taxable income for purposes of measuring the Company's valuation allowance against the net deferred tax assets. Therefore, we expect to record non-cash deferred tax expense as we amortize these assets for tax purposes. This circumstance, the impact of pre-tax book income or loss on AETR, and fluctuations in losses throughout the year may result in significant variations in the customary relationship between income tax expense and pre-tax book income in interim periods.

11. Commitments and Contingencies and Related-Party Transactions

Leases

The Company conducts its operations in leased facilities, which are accounted for as operating leases. Generally, the leases provide that the Company pay a base rent plus all insurance, maintenance, and all other costs and expenses associated with the use of the buildings.

Total rent expenses related to leased facilities was approximately $7.5 million and $6.6 million for the six months ended June 30, 2015 and 2014. Rent attributable to leases with related parties totaled approximately $2.5 million in each of the six months ended June 30, 2015 and 2014.

11. Commitments and Contingencies and Related-Party Transactions (continued)

The Company also leases certain equipment, including delivery trucks, under operating leases with third parties. Total expense for those leases was approximately $0.4 million in each of the six months ended June 30, 2015 and 2014

At June 30, 2015, the minimum rental commitments under all non-cancelable operating leases with initial or remaining terms of more than one year are as follows:

	Equipment leases	Related-party facility leases	Third-party facility leases	Total operating lease commitments
	(In thousands)
For the year ending December 31:
2015	$–	$4,931	$10,058	$14,989
2016	–	4,715	9,411	14,126
2017	–	3,137	7,821	10,958
2018	–	425	5,572	5,997
2019	–	289	2,565	2,854
Thereafter	–	588	1,890	2,478
	$–	$14,085	$37,317	$51,402

During 2015 and 2014, the Company entered into various capital lease agreements for the purchase of vehicles and equipment. The terms of these agreements range from five to eight years. The gross amount of these capital leases was $31.0 million and $25.3 million as of June 30, 2015 and December 31, 2014, respectively. Related amounts of accumulated amortization were $11.0 million and $8.4 million as of June 30, 2015 and December 31, 2014, respectively.

At June 30, 2015, scheduled maturities under the capital lease agreements are as follows (in thousands):

Amount
(In thousands)
2015 (remaining at June 30, 2015)	$2,171
2016	4,474
2017	4,845
2018	4,884
2019	5,400
Thereafter	44,388
$26,162

11. Commitments and Contingencies and Related-Party Transactions (continued)

401(K) Profit Sharing Plan

The Company adopted a 401(K) profit-sharing plan (the Plan) covering all employees of the Company. The Plan allows for discretionary contributions to be made by the Company on behalf of the employees. Total discretionary contributions were approximately $0.3 million in each of the six months ended June 30, 2015 and 2014

Management Fees

The Company entered into a consulting agreement with Clayton, Dubilier and Rice, a related party that provides for annual payments totaling $2 million. The Company recorded fees to Clayton, Dubilier and Rice totaling $1.1 million in each of the six months ended June 30, 2015 and 2014.

Litigation

The Company is involved in various legal matters arising in the normal course of business. In the opinion of management and legal counsel, the amount of losses that may be sustained, if any, would not have a material effect on the consolidated financial position and results of operations of the Company.